    Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

MetLife Announces First Quarter 2025 Preferred Stock Dividend Actions

Declares Series D, E, F and G Preferred Stock Dividends
Declares Series A Preferred Stock Dividend, Subject to Final Confirmation

NEW YORK, February 18, 2025 — MetLife, Inc. (NYSE: MET) today announced that it has declared the following preferred stock dividends:

•Semi-annual dividend of $29.375 per share on the company’s 5.875% fixed-to-floating rate non-cumulative preferred stock, Series D, with a liquidation preference of $1,000 per share.

•Quarterly dividend of $351.5625 per share on the company’s 5.625% non-cumulative preferred stock, Series E, with a liquidation preference of $25,000 per share, represented by depositary shares each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.3515625 per depositary share (NYSE: MET PRE).

•Quarterly dividend of $296.875 per share on the company’s 4.75% non-cumulative preferred stock, Series F, with a liquidation preference of $25,000 per share, represented by depositary shares each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.296875 per depositary share (NYSE: MET PRF).

•Semi-annual dividend of $19.250 per share on the company’s 3.850% fixed rate reset non-cumulative preferred stock, Series G, with a liquidation preference of $1,000 per share.

•Quarterly dividend of $0.35516415 per share on the company’s floating rate non-cumulative preferred stock, Series A, with a liquidation preference of $25 per share (NYSE: MET PRA), subject to the final confirmation that the company has met the financial tests specified in the certificate of designations for the Series A preferred stock, which the company anticipates will be made and announced on or about March 5, 2025. The New York Stock Exchange has not yet set an ex-dividend date for the Series A preferred stock and will set an ex-dividend date after the confirmatory announcement.

The above dividends will be payable March 17, 2025, to shareholders of record as of Feb. 28, 2025 (including Series A, due to the Series A record date occurring on Sunday, March 2, 2025).

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Contacts:

For Media: Dave Franecki 973-264-7465 Dave.Franecki@metlife.com	For Investors: John Hall 212-578-7888 John.A.Hall@metlife.com

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Asia, Latin America, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
The forward-looking statements in this news release, using words such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it does not undertake any obligation to publicly correct or update any of these statements.